NASB Financial, Inc.

                             NEWS RELEASE

Contact:  Rhonda Nyhus
          Vice President
          NASB Financial, Inc.
          12498 South 71 Highway
          Grandview, MO  64030
          Phone (816) 765-2200


FOR IMMEDIATE RELEASE:
NASB Financial, Inc. Announces Restatement of Financial Results

Grandview, Missouri (May 11, 2011) - On May 6, 2011, NASB Financial,
Inc. (the "Company") received a letter from the Office of Thrift Supervision ("OTS"), which regulates the Company's operating subsidiary, North American Savings Bank, F.S.B. (the "Bank"). The letter directed the Bank to amend and restate its financial results for the quarter ended December 31, 2010, requiring the Bank to reclassify certain residential development loans receivable, as troubled debt restructuring ("TDR"). As a result of reclassifying these loans, the Company will recognize an aggregate pre-tax impairment of approximately $6.6 million, as of December 31, 2010. After discussing the OTS directive with the Company's independent registered public accountants, the Audit Committee and management concluded that the previously issued financial statements for the quarter ended December 31, 2010, should no longer be relied upon because the change in classification and related impairment precipitates a material restatement of the quarterly December 31, 2010, financial statements. These loans are paying as agreed and have not been restructured in the traditional sense by offering any concessions that discount the original terms; however, the original maturity dates have been extended.

In addition to the reclassification of loans to TDR, subsequent to the filing of our Form 10-Q for December 31, 2010, the Bank became aware that certain foreclosed real estate had declined in value during the December 2010 quarter. Therefore, in the restated financial statements for the quarter ended December 31, 2010, the Bank will also reflect a pre-tax decrease in value of this property in the amount of $1.6 million.

As a result of these restatements, the Company's previously reported net income for the quarter ended December 31, 2010, of $2.0 million, or $0.26 per share, will decrease to a net loss of $3.0 million, or $(0.39) per share. The Company intends to amend, as soon as practicable, the Form 10-Q for the quarter ended December 31, 2010.

Because of the time needed to amend and restate the Company's financial statements for the quarter ended December 31, 2010, the Company has delayed its issuance of financial statements for the quarter ended March 31, 2011. Those results will be issued at the earliest practicable date.

	NASB Financial, Inc. is a unitary thrift holding company for North American Savings Bank, F.S.B. ("North American" or the "Bank"). North American operates six offices in greater Kansas City, Missouri and others in Harrisonville, St. Joseph, and Excelsior Springs, Missouri. The Bank also has loan origination offices in Lee's Summit and Springfield, Missouri as well as Overland Park, Kansas.